Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK
The following description of the capital stock of KVH Industries, Inc. (the “Company,” “we,” “us,” and “our”) is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (our “certificate of incorporation”), our Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock (our “certificate of designation”) and our Amended and Restated Bylaws (our “by-laws”), copies of which are incorporated by reference as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and applicable provisions of the Delaware General Corporation Law. We encourage you to read our certificate of incorporation, certificate of designation, by-laws and the applicable provisions of the Delaware General Corporation Law for additional information.
Common Stock
We are authorized to issue 30,000,000 shares of common stock, par value $0.01 per share.
Voting. Holders of our common stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding shares of our preferred stock, persons who hold a majority of the outstanding common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election in a particular year.
Dividends. Subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors out of funds legally available for this purpose. As a Delaware corporation, we are subject to statutory limitations on the declaration and payment of dividends. We have never declared or paid cash dividends on our capital stock, and we have no plan to pay any cash dividends in the foreseeable future.
Liquidation and Dissolution. In the event of our liquidation, dissolution or winding up, and subject to the rights of the holders of any outstanding shares of our preferred stock, the holders of shares of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders.
Other Rights and Restrictions. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. All outstanding shares are fully paid and nonassessable.
Listing. Our common stock is quoted on the Nasdaq Global Select Market under the trading symbol “KVHI.”
The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may issue in the future.

Preferred Stock
Our certificate of incorporation allows us to issue, without stockholder approval, preferred stock having rights senior to those of our common stock. Our board of directors is authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series and to fix and designate the powers, designations, preferences and relative, participating, optional or other special rights of each class of preferred stock or series thereof and the qualifications, limitations or restrictions, if any, of such preferred stock. Our board of directors may fix the number of shares constituting any series of preferred stock and the designations of the series. Our board of directors has designated 3,000 shares of preferred stock as Series A Junior Participating Cumulative Preferred Stock (“Series A Preferred Stock”).
Series A Preferred Stock.
The holders of any shares of Series A Preferred Stock, if issued, will be entitled, among other things, to receive certain minimum quarterly dividends, to vote together with our common stock and other shares of capital stock having general voting rights as one class, to elect certain directors upon the occurrence of specified dividend arrearages, and to receive certain preferential payments in the event of our liquidation, dissolution or winding up. If any dividends payable on shares of Series A Preferred Stock are in arrears, we will be subject to specified limitations on dividends, distributions and redemptions of specified securities.

Restrictions on Sales of Certain Securities
Our by-laws provide that, unless approved by the affirmative vote of the holders of a majority of our capital stock present and entitled to vote at a meeting of stockholders, we may not:
•sell or issue any security convertible into or exercisable or exchangeable for shares of common stock, for a conversion, exercise or exchange price per share which is subject to adjustment based on the market price of the common stock at the time of conversion, exercise or exchange of such security into common stock; or
•enter into any equity line or similar agreement or arrangement, or any agreement to sell common stock at a price which is fixed after the date of the agreement, whether or not based on any predetermined price-setting formula or calculation method.

Anti-Takeover Effect of Unissued Shares of Capital Stock
Common Stock. Except as described under the heading “Description of Capital Stock –Restrictions on Sales of Certain Securities,” our shares of authorized and unissued common stock are available for future issuance without additional stockholder approval. While these additional shares are not designed to deter or prevent a change of control and may be used for a variety of corporate purposes, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.
Preferred Stock. Except as described under the heading “Description of Capital Stock –Restrictions on Sales of Certain Securities,” our certificate of incorporation grants our board of directors the authority, without additional stockholder approval, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the powers, designations, preferences and relative, participating, optional or other special rights of each class of preferred stock or series thereof and the qualifications, limitations or restrictions, if any, of the shares constituting any series of preferred stock. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for any of our securities at a premium over the market price of such securities, and may adversely affect the market price of, and the voting and other rights of the holders of, such securities.

Certain Anti-Takeover Provisions of Delaware Law, our Certificate of Incorporation and our By-laws
Certain provisions of Delaware law, our certificate of incorporation and our by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and to remove our incumbent directors and officers. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. These measures may, however, deter hostile takeovers or delay changes in control of the Company, which could depress the market price of our securities and which could deprive stockholders of opportunities to realize a premium on securities held by them.
Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the Delaware General Corporation Law, or Section 203, which is applicable to certain takeovers of Delaware corporations. This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder unless:
•prior to the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 defines “business combination” to include:
•generally, any merger or consolidation between the corporation or its majority-owned subsidiaries and the interested stockholder;
•any sale, lease, exchange, mortgage, pledge, transfer or disposition to or with the interested stockholder of assets having an aggregate market value equal to 10% or more of the aggregate market value of the consolidated assets or outstanding stock of the corporation;
•in general, any transaction that results in the issuance or transfer of stock of the corporation or any of its majority-owned subsidiaries to the interested stockholder;
•any transaction involving the corporation or one of its majority-owned subsidiaries that has the effect of increasing the proportionate share of capital stock or convertible securities owned by the interested stockholder; or
•any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or its majority-owned subsidiaries.

In general, Section 203 defines an “interested stockholder” as any person or entity that is the owner of 15% or more of the outstanding voting stock of a corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the relevant date, together with the affiliates and associates of such person or entity.
Staggered Board; Removal of Directors. Our certificate of incorporation and by-laws provide:
•for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms;
•that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of our shares of capital stock entitled to vote; and
•that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by the vote of a majority of the directors then in office.
The limitations on the removal of directors and the filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal any of these provisions.
Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation and by-laws provide that:
•any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting;
•stockholder action may not be taken by written action in lieu of a meeting; and
•special meetings of the stockholders may only be called by our president or by our board of directors.
The foregoing provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because that person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders’ meeting, and not by written consent. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal any of these provisions.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws provide that nominations for election to the board of directors may be made either by the board or by a stockholder who complies with specified advance notice provisions. Our by-laws contain similar advance notice provisions for stockholder proposals for action at a stockholders’ meeting. These provisions prevent stockholders from making nominations for directors and proposals from the floor at any stockholders’ meeting and require any stockholder making a nomination or proposal to give us advance notice of the names of the nominees or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, before the meeting at which directors are to be elected or action is to be taken. Our secretary must generally receive the notice at least 90 days, but no more than 120 days, before the date specified in our by-laws for the date of the annual meeting. The notice must contain, among other things, a description of the business the stockholder desires to bring before the meeting, its reasons for doing so, the text of the proposal, the name and address of the stockholder, any material interest the stockholder may have in the business, the stockholder’s beneficial ownership of our securities and disclosure of derivative or short positions, profits interests, options, hedging transactions, borrowed or loaned shares or other agreements, arrangements or understandings the effect or intent of which is to mitigate loss, manage risk or benefit from changes in prices of our capital stock or increase or decrease voting power in our stock. If the proponent does not appear at the annual meeting or send a qualified representative to propose its business or make its nomination, such business will not be transacted and such nomination will be disregarded.
These provisions may have the effect of delaying stockholder action. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal these provisions.
Limitation of Liability and Indemnification. Our certificate of incorporation and by-laws contain provisions to limit the liability of our directors to the maximum extent permitted by Delaware law. As a result, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as a director, except for liability:
•for any breach of the director’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided under Section 174 of the Delaware General Corporation Law; or
•for any transaction from which the director derived an improper personal benefit.
Our certificate of incorporation generally provides for the indemnification of our directors and officers to the extent they: (a) act in good faith and in a manner they reasonably believe to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, have no reasonable cause to believe that their conduct is unlawful; or (b) are successful on the merits in defense of an action, suit or proceeding in accordance with Delaware law. In certain circumstances relating to suits by or in our right, we may provide indemnification despite an adjudication of liability if such indemnified person is fairly and reasonably entitled to indemnity, to the extent the Court of Chancery of Delaware or the court in which such action or suit was brought determines appropriate. In certain circumstances, our certificate of incorporation requires us to advance expenses incurred by an indemnified person in connection with the defense of any action or proceeding arising out of the person’s status or service as our director, officer, employee or other agent upon an undertaking by the person to repay those advances if it is ultimately determined that the person is not entitled to indemnification. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors and officers.
Transfer Agent
The transfer agent for our common stock is Computershare, Inc.